McClatchy Reports Second Quarter 2014 Earnings

- Digital-only revenues up 10.1% from Q2 2013; up 13.8% excluding Apartments.com

- Advertising revenues from nontraditional sources now 43.0% of total ad revenues

- Received $147 million pre-tax cash distribution from Classified Ventures' Apartments.com sale

- Recorded pre-tax gains related to sales of equity investments totaling $145.9 million

- Completed sale of Anchorage Daily News for $34 million

SACRAMENTO, Calif., July 24, 2014 /PRNewswire/ -- The McClatchy Company (NYSE-MNI) today reported second quarter 2014 income from continuing operations of $91.6 million, or $1.03 per share compared to income from continuing operations in the 2013 second quarter of $11.0 million, or $0.13 per share.

McClatchy's results included, among other items, a combined pre-tax gain of $145.9 million primarily from its share of the gain from Classified Ventures' sale of Apartments.com and to a lesser extent a gain on the sale of its 50% partnership interest in McClatchy-Tribune Information Services ("MCT"). Excluding these gains and the net impact of certain other items discussed below, McClatchy's adjusted income from continuing operations was $2.8 million. Income from continuing operations, adjusted for similar items, was $10.3 million in the second quarter of 2013.

A loss from discontinued operations of $1.7 million, or $0.01 per share, reflects the after-tax loss on the sale and operating results of the Anchorage Daily News newspaper, which was sold on May 5, 2014. Net income in the second quarter of 2014, including the impact of discontinued operations, was $89.9 million, or $1.02 per share, compared to $11.8 million, or $0.14 per share, in the second quarter of 2013.

Commenting on McClatchy's 2014 second quarter results, Pat Talamantes, McClatchy's president and CEO, said, "In the second quarter we saw a slowdown in print advertising among retail clients in the quarter. Still, we continued to see growth in direct marketing and digital advertising revenues and together these two sources accounted for 43% of our total advertising revenue in the quarter.

"We continue to make significant progress with the digital transformation of our business," Talamantes said. "For the quarter, we posted just over 10% growth in total digital-only revenue, which increases to nearly 14% when excluding Apartments.com-related advertising revenue from both 2014 and 2013. Our audience metrics also continue to be strong. Monthly unique visitors were up 7.7% in the quarter compared to the same quarter last year and mobile users represented 43.8% of total monthly unique visitors in the quarter."

Talamantes added, "It was a busy quarter at McClatchy. On April 1, we received a cash distribution totaling $147 million (after-tax proceeds of $91 million) from Classified Ventures related to the sale of Apartments.com. Shortly thereafter we exited the MCT partnership, while remaining both a continuing contributor and a user of the valuable information provided by MCT to our newspapers. Later in the quarter, on May 5, we completed the sale of the Anchorage Daily News for $34 million (after-tax proceeds of $25 million). The additional liquidity from these transactions boosted our cash balance to $265.3 million at the end of the second quarter, furthering our ability to reduce debt over time and to focus more resources on accelerating our digital transformation."

Second Quarter Results

Total revenues in the second quarter of 2014 were $292.0 million, down 3.2% compared to the second quarter of 2013. Advertising revenues were $189.2 million, down 7.0%, and audience revenues were $90.8 million, up 5.0% from the same quarter in 2013. Audience revenues (formerly called circulation revenues) were down 3.1% for the quarter excluding an increase of $7.0 million in revenue related to the transition to fee-for-service audience delivery contracts at certain newspapers. Total digital-only revenues, which include digital-only revenues from advertising and audience subscriptions, were up 10.1% compared to the same quarter last year. Excluding Apartments.com revenues from the 2013 quarter, digital-only revenues were up 13.8% in the second quarter of 2014.

Results in the second quarter of 2014 included the following items:

  Gains recorded in equity income from McClatchy's portion of the sale of Apartments.com and the sale of MCT of $145.9 million ($90.1 million after-tax);
  Severance charges totaling $1.1 million ($0.6 million after-tax);
  Non-cash charges totaling $0.7 million ($0.4 million after-tax) related to owned real estate associated with outsourcing initiatives; and
  Other charges totaling $0.3 million ($0.2 million after-tax).

Operating cash expenses, excluding severance and other charges discussed above, increased approximately $2.4 million in the second quarter, or 1.0%, from the second quarter of 2013. Cash expenses in the 2014 quarter included $3.6 million in investments related to new revenue initiatives and digital infrastructure such as enterprise-wide operating systems. Second quarter operating cash expenses also increased $7.0 million related to the transition to fee-for-service audience delivery contracts at certain newspapers (with a similar increase in audience revenues as noted above, and thus, had no net impact on operating cash flow.) Excluding the impact of this change in contracts, operating cash expenses declined $4.6 million in the quarter, or 2.0% from the same quarter last year, including the additional investments made in our digital infrastructure and revenue initiatives.

Operating cash flow was $55.3 million in the second quarter of 2014, down 17.9% compared to the second quarter last year. (Non-GAAP measurements are discussed below.)

First Six Months Results

Total revenues for the first six months of 2014 were $572.6 million, down 3.0% from the first six months of 2013. Total advertising revenues were $369.3 million, down 6.9%, and audience revenues were $179.8 million, up 5.4%. Audience revenues were down 1.3% excluding an increase of $11.4 million in revenue related to the transition to fee-for-service audience delivery contracts at certain newspapers. Total digital-only revenues, which include digital-only revenues from advertising and audience, were up 11.0% compared to the first six months of 2013, and were up 14.3% excluding Apartments.com from both the 2013 and 2014 six-month periods.

Income from continuing operations for the first six months of 2014 was $75.6 million, or $0.85 per share, compared to a loss from continuing operations in first six months of 2013 of $2.2 million, or $0.02 per share. The loss from discontinued operations for the first six months of 2014 was $1.5 million, or $0.01 per share, and reflects the after-tax loss on the sale and operating results of the Anchorage Daily News. Net income for the first six months of 2014, including the impact of discontinued operations, was $74.1 million, or $0.84 per share, compared to a loss of $1.0 million, or $0.01 per share, for the first six months of 2013.

The company recorded a loss from continuing operations for the first six months of 2014, excluding the net impact of certain items discussed below, of $3.4 million. Income from continuing operations for the first six months of 2013, when adjusted for similar items, was $9.1 million. (Non-GAAP measurements are discussed below.)

Results for the first six months of 2014 included the following items:

  Gains recorded in equity income from McClatchy's portion of the sale of Apartments.com and the sale of MCT of $145.9 million ($90.1 million after-tax);
  Severance charges totaling $2.9 million ($1.6 million after-tax);
  Accelerated depreciation totaling $13.5 million ($8.3 million after-tax) related to newspaper production equipment associated with outsourcing or relocation initiatives;
  Non-cash charges totaling $1.5 million ($1.0 million after-tax) related to owned real estate associated with outsourcing initiatives;
  Other charges totaling $0.6 million ($0.4 million after-tax); and
  A reversal of interest on tax items and a net decrease in tax expense related to a state audit settlement totaling $0.04 million ($0.1 million after-tax).

Operating cash flow from continuing operations was $93.8 million for the first six months of 2014, down 21.6% compared to the first six months of 2013. (Non-GAAP measurements are discussed below.)

Second Quarter Business and Financial Highlights

Total advertising revenues were down 7.0% in the second quarter compared to the second quarter of 2013. The decline reflects the impact of a sluggish print retail environment, a significant decline in the national advertising category and the loss of revenues from Apartments.com. Excluding the impact of Apartments.com revenues in the 2013 quarter, total advertising revenues declined 6.6% year-over-year from the 2013 quarter. The volatile national advertising category was up 9.1% in the second quarter of 2013, reflecting advertising that was not repeated throughout the remainder of 2013 and in 2014.

Revenues from direct marketing and digital advertising increased 3.8% and 1.2%, respectively, compared to the same quarter last year. Total digital and direct marketing advertising represented 43.0% of second quarter 2014 total advertising revenues on a combined basis. Digital-only advertising was up 10.0% in the quarter compared to the second quarter of 2013 and was up 14.0% excluding Apartments.com-related revenues from 2013.

The company's audience revenues increased 5.0% in the second quarter and were down 3.1% compared to the second quarter of 2013, excluding an increase of $7.0 million in revenue related to the transition to fee-for-service audience delivery contracts at newspapers that changed to fee-for-service contracts.

Income from equity investments declined $4.6 million in the second quarter due to lower income from certain internet investments and lower results from the company's newsprint mill partnership. Classified Ventures' results included legal, accounting and other Apartments.com transaction-related costs in 2014 and included Apartments.com results in the second quarter of 2013 with no results in 2014 (sold on April 1, 2014). These items masked the continued growth in Cars.com results in the second quarter of 2014.

The company finished the quarter with $265.3 million in cash. Total debt at the end of the second quarter was $1.556 billion. The leverage ratio at the end of the second quarter as defined in the company's credit agreement was 3.62 times cash flow and the interest coverage was 3.39 times cash flow. Bank-defined EBITDA in the quarter includes the $147 million distribution from Classified Ventures related to the sale of Apartments.com. On a net debt basis (debt net of cash on hand) the leverage ratio was 3.00 times cash flow.

Outlook

Looking to the third quarter, Talamantes said, "It's difficult to make predictions about retail advertising for the balance of 2014, particularly in print. We remain focused on providing advertising solutions using all of the print, digital and direct marketing products we have at our disposal. For the remainder of 2014 we expect double-digit growth in digital-only advertising revenues, low single-digit growth in direct marketing and improving trends in audience revenues in the last half of the year. We remain vigilant in controlling expenses and expect operating costs to be down in the low single-digits in 2014 compared to 2013, excluding the impact of audience-related expense increases as a result of moving to fee-for-service delivery contracts at several newspapers."

The company's statistical report, which summarizes revenue performance for the second quarter of 2014, follows.

Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP financial measures such as adjusted net income (loss) from continuing operations, operating cash flow and operating cash flow margin. Adjusted net income (loss) from continuing operations is defined as net income (loss) from continuing operations excluding amounts (net of tax) for a gain related to an equity investment distribution, a gain on the sale of an equity investment, a gain on the sale of the Miami property, a loss on extinguishment of debt, severance charges, accelerated depreciation on equipment, real estate related charges, certain other charges, reversal of interest on tax items and certain discrete tax items. Operating cash flow is defined as operating income plus depreciation and amortization, severance charges and certain other charges. Operating cash flow margin is defined as operating cash flow divided by total net revenues. These non-GAAP financial measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  the ability to make more meaningful period-to-period comparisons of the company's ongoing operating results;
  the ability to better identify trends in the company's underlying business;
  a better understanding of how management plans and measures the company's underlying business; and
  an easier way to compare the company's most recent operating results against investor and analyst financial models.

These non-GAAP financial measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. McClatchy's non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 72327663) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. McClatchy's operations include 29 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company's largest newspapers include the (Fort Worth) Star-Telegram, The Sacramento Bee, The Kansas City Star, the Miami Herald, The Charlotte Observer and The (Raleigh) News & Observer. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may not successfully implement audience strategies designed to increase audience revenue, including the Plus Program, and may experience decreased audience volumes or subscriptions through the Plus Program; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 29, 2013, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE MCCLATCHY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; Amounts in thousands, except per share amounts)

	Quarters Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013
REVENUES - NET:
Advertising	$189,212	$203,489	$369,311	$396,657
Audience	90,817	86,489	179,770	170,539
Other	11,925	11,630	23,541	23,049
	291,954	301,608	572,622	590,245
OPERATING EXPENSES:
Compensation	103,481	105,871	212,033	216,123
Newsprint, supplements and printing expenses	29,127	30,131	56,447	60,232
Depreciation and amortization	25,926	29,693	66,221	59,929
Other operating expenses	106,113	105,756	215,312	203,987
	264,647	271,451	550,013	540,271

OPERATING INCOME	27,307	30,157	22,609	49,974

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(33,475)	(33,873)	(66,887)	(69,389)
Interest income	46	22	50	31
Equity income in unconsolidated companies, net	7,410	11,968	16,968	21,129
Gains related to equity investments	145,893	-	145,893	-
Loss on extinguishment of debt, net	-	-	-	(12,770)
Gain on sale of Miami property	-	10,013	-	10,013
Other - net	82	41	144	93
	119,956	(11,829)	96,168	(50,893)

Income (loss) from continuing operations before taxes	147,263	18,328	118,777	(919)
Income tax provision	55,615	7,367	43,191	1,317
INCOME (LOSS) FROM CONTINUING OPERATIONS	91,648	10,961	75,586	(2,236)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES	(1,699)	791	(1,479)	1,247
NET INCOME (LOSS)	$ 89,949	$ 11,752	$ 74,107	$ (989)

Net income (loss) per common share:
Basic:
Income (loss) from continuing operations	$ 1.06	$ 0.13	$ 0.87	$ (0.02)
Income (loss) from discontinued operations	(0.02)	0.01	(0.01)	0.01
Net income (loss) per share	$ 1.04	$ 0.14	$ 0.86	$ (0.01)

Diluted:
Income (loss) from continuing operations	$ 1.03	$ 0.13	$ 0.85	$ (0.02)
Income (loss) from discontinued operations	(0.01)	0.01	(0.01)	0.01
Net income (loss) per share	$ 1.02	$ 0.14	$ 0.84	$ (0.01)

Weighted average number of common shares used to calculate basic and diluted earnings per share:

Basic	86,734	86,149	86,604	86,086
Diluted	88,593	86,797	88,513	86,086

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 2
	Combined			Print Only			Digital

Revenues - Net:	2014	2013	% Change	2014	2013	% Change	2014	2013	% Change

Advertising
Retail	$92,655	$101,205	-8.4%	$71,948	$81,992	-12.2%	$20,707	$19,213	7.8%
National	13,145	16,308	-19.4%	8,898	11,263	-21.0%	4,247	5,045	-15.8%
Classified Total	51,563	55,248	-6.7%	26,974	30,538	-11.7%	24,589	24,710	-0.5%
Automotive	18,452	18,829	-2.0%	5,729	7,308	-21.6%	12,723	11,521	10.4%
Real Estate	8,066	8,923	-9.6%	5,297	5,519	-4.0%	2,769	3,404	-18.7%
Employment	9,676	10,501	-7.9%	4,224	4,682	-9.8%	5,452	5,819	-6.3%
Other	15,369	16,995	-9.6%	11,724	13,030	-10.0%	3,645	3,965	-8.1%
Direct Marketing	31,757	30,597	3.8%	31,757	30,597	3.8%
Other Advertising	92	131	-29.8%	92	131	-29.8%
Total Advertising	$189,212	$203,489	-7.0%	$139,669	$154,521	-9.6%	$49,543	$48,968	1.2%

Audience	90,817	86,489	5.0%
Other	11,925	11,630	2.5%
Total Revenues	$291,954	$301,608	-3.2%

Memo: Digital-only	$32,769	$29,773	10.1%
Excl Apts.com	$32,769	$28,799	13.8%

Advertising Revenues by Market:
California	$31,998	$35,521	-9.9%	$24,132	$27,648	-12.7%	$7,866	$7,873	-0.1%
Florida	28,594	30,192	-5.3%	21,918	23,615	-7.2%	6,676	6,577	1.5%
Texas	20,563	22,393	-8.2%	15,286	16,973	-9.9%	5,277	5,420	-2.6%
Southeast	56,254	59,922	-6.1%	40,283	44,312	-9.1%	15,971	15,610	2.3%
Midwest	34,192	36,614	-6.6%	25,434	27,769	-8.4%	8,758	8,847	-1.0%
Northwest	17,502	18,740	-6.6%	12,599	14,204	-11.3%	4,903	4,534	8.1%
Other	109	107	1.9%	17	0	0.0%	92	107	-14.0%
Total Advertising	$189,212	$203,489	-7.0%	$139,669	$154,521	-9.6%	$49,543	$48,968	1.2%

Advertising Statistics for Dailies:
Full Run ROP Linage				3,644.8	3,892.6	-6.4%

Millions of Preprints Distributed				946.5	1,039.8	-9.0%

Audience:
Daily Average Total Circulation*				1,712.5	1,837.8	-6.8%
Sunday Average Total Circulation*				2,624.6	2,664.8	-1.5%
Monthly Unique Visitors				41,566.0	38,586.8	7.7%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in the period. Does not reflect AAM reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	June Year-to-Date
	Combined			Print Only			Digital

Revenues - Net:	2014	2013	% Change	2014	2013	% Change	2014	2013	% Change

Advertising
Retail	$180,576	$197,200	-8.4%	$141,729	$160,245	-11.6%	$38,848	$36,955	5.1%
National	25,971	31,081	-16.4%	17,593	21,805	-19.3%	8,377	9,276	-9.7%
Classified Total	102,114	109,153	-6.4%	53,482	60,300	-11.3%	48,632	48,853	-0.5%
Automotive	36,808	37,654	-2.2%	11,595	14,894	-22.1%	25,213	22,760	10.8%
Real Estate	15,656	17,198	-9.0%	10,173	10,664	-4.6%	5,484	6,534	-16.1%
Employment	18,819	20,795	-9.5%	8,234	9,143	-9.9%	10,585	11,652	-9.2%
Other	30,831	33,506	-8.0%	23,481	25,599	-8.3%	7,350	7,907	-7.0%
Direct Marketing	60,479	58,941	2.6%	60,479	58,941	2.6%
Other Advertising	171	282	-39.4%	171	282	-39.4%
Total Advertising	$369,311	$396,657	-6.9%	$273,454	$301,573	-9.3%	$95,857	$95,084	0.8%

Audience	179,770	170,539	5.4%
Other	23,541	23,049	2.1%
Total Revenues	$572,622	$590,245	-3.0%

Memo: Digital-only	$63,449	$57,154	11.0%
Excl Apts.com	$63,088	$55,207	14.3%

Advertising Revenues by Market:
California	$62,551	$68,783	-9.1%	$47,319	$53,508	-11.6%	$15,232	$15,275	-0.3%
Florida	57,978	60,304	-3.9%	44,530	47,359	-6.0%	13,448	12,945	3.9%
Texas	39,934	43,264	-7.7%	29,706	32,755	-9.3%	10,228	10,509	-2.7%
Southeast	109,093	117,711	-7.3%	78,458	87,294	-10.1%	30,635	30,417	0.7%
Midwest	65,595	70,162	-6.5%	48,848	53,221	-8.2%	16,747	16,941	-1.1%
Northwest	34,154	36,231	-5.7%	24,576	27,436	-10.4%	9,578	8,795	8.9%
Other	6	202	-97.0%	17	0	0.0%	(11)	202	-105.4%
Total Advertising	$369,311	$396,657	-6.9%	$273,454	$301,573	-9.3%	$95,857	$95,084	0.8%

Advertising Statistics for Dailies:
Full Run ROP Linage				7,146.7	7,648.4	-6.6%

Millions of Preprints Distributed				1,873.0	2,033.7	-7.9%

Audience:
Daily Average Total Circulation*				1,761.5	1,883.1	-6.5%
Sunday Average Total Circulation*				2,644.7	2,701.8	-2.1%
Monthly Unique Visitors				44,374.6	37,035.9	19.8%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in period. Does not reflect AAM reported figures.

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income from Continuing Operations to Operating Cash Flows

	Quarters Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30
	2014	2013	2014	2013
REVENUES - NET:
Advertising	$ 189,212	$ 203,489	$ 369,311	$ 396,657
Audience	90,817	86,489	179,770	170,539
Other	11,925	11,630	23,541	23,049
	291,954	301,608	572,622	590,245
OPERATING EXPENSES:
Compensation excluding severance charges	102,407	105,167	209,129	215,038
Newsprint, supplements and printing expense	29,127	30,131	56,447	60,232
Other cash operating expenses	105,119	98,913	213,214	195,218
Cash operating expenses excluding severance and other charges	236,653	234,211	478,790	470,488
Severance charges	1,074	704	2,904	1,085
Other charges	994	6,843	2,098	8,769
Depreciation and amortization	25,926	29,693	66,221	59,929
Total operating expenses	264,647	271,451	550,013	540,271

OPERATING INCOME	27,307	30,157	22,609	49,974
Add back:
Depreciation and amortization	25,926	29,693	66,221	59,929
Severance charges	1,074	704	2,904	1,085
Other charges	994	6,843	2,098	8,769
OPERATING CASH FLOW	$ 55,301	$ 67,397	$ 93,832	$ 119,757

OPERATING CASH FLOW MARGIN	18.9%	22.3%	16.4%	20.3%

Reconciliation of Income/(Loss) from Continuing Operations to Adjusted Net Income

Income/(loss) from continuing operations:	$ 91,648	$ 10,961	$ 75,586	$ (2,236)

Add back certain items, net of tax:
Gain related to equity investment distribution	(89,046)	-	(89,046)	-
Gain on sale of equity investment	(1,057)	-	(1,057)	-
Gain on sale of Miami property	-	(6,353)	-	(6,353)
Loss (gain) on extinguishment of debt	-	-	-	8,102
Severance charges	584	416	1,635	640
Accelerated depreciation on equipment	4	1,089	8,332	2,383
Real estate related charges	417	-	979	-
Other charges	215	4,339	352	5,562
Reversal of interest on tax items	-	(114)	(141)	(39)
Certain discrete tax items	-	(70)	-	1,090
Adjusted income/(loss) from continuing operations	$ 2,765	$ 10,268	$ (3,360)	$ 9,149

CONTACT: Ryan Kimball, Assistant Treasurer & Director of Investor Relations, 916-321-1849, rkimball@mcclatchy.com